UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FIESTA RESTAURANT GROUP, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP

JCP SINGLE-ASSET PARTNERSHIP, LP

JCP INVESTMENT PARTNERS, LP

JCP INVESTMENT HOLDINGS, LLC

JCP INVESTMENT MANAGEMENT, LLC

JAMES C. PAPPAS

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

BANDERA MASTER FUND L.P.

BANDERA PARTNERS LLC

GREGORY BYLINSKY

JEFFERSON GRAMM

LAKE TRAIL MANAGED INVESTMENTS LLC

LAKE TRAIL CAPITAL LP

LAKE TRAIL CAPITAL GP LLC

THOMAS W. PURCELL, JR.

JOSHUA E. SCHECHTER

JOHN B. MORLOCK

ALAN VITULI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

JCP Investment Management, LLC, together with the other participants named herein (collectively, “JCP”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of JCP’s slate of highly qualified director nominees to the Board of Directors of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 11, 2017, JCP issued the following press release, which was also posted to www.FixFiesta.com:

JCP COMMENTS ON FIESTA RESTAURANT GROUP’S DISAPPOINTING FIRST QUARTER 2017 EARNINGS

Believes Poor Results Highlights Lack of Accountability and Exemplifies Need for Change in the Boardroom

Encourages Stockholders to vote the GOLD Proxy to Elect John B. Morlock and James C. Pappas

HOUSTON, TX, May 11, 2017 – JCP Investment Management, LLC, together with its affiliates and the other participants in its solicitation (collectively, “JCP” or “we”), collectively one of the largest stockholders of Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ:FRGI), with aggregate ownership of approximately 8.6% of the Company’s outstanding shares, today commented on Fiesta’s disappointing first quarter earnings announcement.

JCP was disappointed, but not surprised, by the Company’s first quarter 2017 results announcement. Beyond Fiesta’s poor reported performance, including a 10.7%1 decline in April comparable restaurant transaction counts at Pollo Tropical from the same period in 2016, CEO Richard Stockinger highlighted a number of alarming issues plaguing Fiesta’s operations, including:

•	sub-optimal product specifications,
•	inefficient kitchen procedures,
•	low front-of-the-house hospitality,
•	ill-managed labor schedules, and
•	ineffective advertising program.

In fact, the Company is facing so many issues that Mr. Stockinger apparently has a list of 170 action items that must be taken to address Fiesta’s ever-worsening performance. We appreciate a good list, but what Fiesta really needs is a sense of accountability – something that has been lacking in the boardroom for far too long.

Following Monday’s earnings call, we believe stockholders now can fully appreciate the “deferred maintenance needs” referred to in the Company’s April 24th press release announcing certain preliminary financial results and the “Strategic Renewal Plan.” The fact that the Board wasted more than $70 million investing in new markets while neglecting the core Florida market and failing to maintain these once highly profitable stores demonstrates the need to hold the incumbent directors accountable who authorized this value destruction.

We remind stockholders that not one non-executive director has stepped down from the Board despite the Company’s continued underperformance.

1 Fiesta’s May 8, 2017 Earnings Call Transcript

A vote on the GOLD proxy for John B. Morlock and James C. Pappas means a vote for:

•	Increased management accountability
o	We intend to establish stated EBITDA goals and other performance metrics to make expectations clear and enhance accountability
•	Improved corporate governance
o	We intend to seek stockholder approval to declassify the Board and eliminate other stockholder-unfriendly governance practices
•	Additional restaurant expertise on the Board
o	Messrs. Morlock and Pappas each bring a wealth of restaurant industry experience
•	Direct stockholder representation in the boardroom
o	We will bring an owner’s mentality to ensure decisions are made with the best interests of public stockholders in mind
•	Reduced influence of Jefferies
o	There are still 3 Jefferies-affiliated directors on the Board despite Jefferies selling its entire position after previously owning approximately 28.3% of the Company. We are running against 2 of these directors: Barry J. Alperin and Brian P. Friedman

The time for accountability is now. We urge stockholders to send a clear message to the Board that Fiesta’s continued underperformance and pattern of entrenchment will not be tolerated by voting the GOLD proxy to elect our highly qualified candidates John B. Morlock and James C. Pappas.

VOTE THE GOLD PROXY CARD TO ELECT JOHN B. MORLOCK AND JAMES C. PAPPAS TODAY

If you have any questions, or require assistance with your vote, please contact InvestorCom, toll-free at (877) 972-0090, call direct at (203) 972-9300

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure. JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

Investor Contacts:

James C. Pappas

JCP Investment Management, LLC

(713) 333-5540

John Glenn Grau

InvestorCom

(203) 972-9300

Media Contact:

Gotham Communications

Bill Douglass, (646) 504-0890

bill@gothamcomm.com